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                                                                   EXHIBIT 99.2
                                                                   ------------

================================================================================

NEWS RELEASE

                                               For:      Hoenig Group Inc.
                                                         4 International Drive
                                                         Rye Brook, NY  10573


                                               Company
                                               Contact:  Fredric P. Sapirstein
                                                         (914) 935-9000


HOENIG GROUP INC. TO SELL ITS REMAINING INVESTMENT MANAGEMENT BUSINESSES, AXE-HOUGHTON ASSOCIATES, INC.

Rye Brook, N.Y., February 12, 2002 - Hoenig Group Inc. (Nasdaq: HOEN) announced today that it has signed agreements to sell its remaining investment management businesses in two transactions. The Company has agreed to sell the Value and Balanced Equity investment management businesses of its wholly-owned subsidiary, Axe-Houghton Associates, Inc. ("Axe-Houghton"), to Byram Capital Management LLC, a registered investment adviser formed by Seth M. Lynn, President of Axe-Houghton, and four other Axe-Houghton employees. In a separate transaction, the Company also has agreed to sell all of the stock of Axe-Houghton, together with its Small Capitalization Growth Equity investment management businesses, to the principals of Palisade Capital Management, LLC, a privately-owned, registered investment adviser with over $2 billion in assets under management as of December 31, 2001. Two executives of Axe-Houghton will receive equity participation in the continuing business after the closing of the sale to the Palisade Capital Management group, with no additional payments to them from Axe-Houghton or the Company in connection with the sale. Both transactions are expected to close by April 30, 2002, subject to the receipt of client consents and satisfaction of customary closing conditions.

Upon the closing of these two transactions, the Company expects to receive approximately $3.3 million, subject in the case of the sale to the Palisade Capital Management group to adjustments based upon the receipt of client consents and fees receivable from clients at the time of the closing. Upon completion of these two transactions, the Company expects to recognize a gain of approximately $1.3 million or $0.15 per share diluted, after taxes and expenses, depending upon possible purchase price adjustments provided for in the agreement for the sale to the Palisade Capital Management group.

On February 1, 2002, the Company reported the completion of its previously announced sale of Axe-Houghton's Core International ADR and Domestic Equity Index investment management businesses to The Bank of New York for $5.4 million, recognizing a gain of $2.6 million or $0.30 per share diluted, after taxes and expenses.

As a result of the sale to The Bank of New York and upon the closing of the two transactions announced today, the Company expects to receive a total of $8.7 million for its investment



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management businesses and to recognize a total gain of approximately $4.0 million or $0.45 per share diluted, after taxes and expenses.

For the year ended December 31, 2001, Hoenig Group Inc. earned $7.6 million in revenues from investment management operations, representing 7.5% of the Company's total revenues. Operating income from investment management operations was $2.1 million or 26.7% of the Company's operating income for 2001. Net income from investment management operations for 2001 represented approximately $0.15 per share on a diluted basis. The Company today reported diluted earnings per share of $0.22 for 2001, which includes the effects of the Company's first quarter 2001 write-off of a $9.3 million investment. Excluding the first quarter 2001 write-off, the Company's diluted earnings per share was $0.84 for 2001. For the fourth quarter 2001, investment management revenues were $1.8 million or 6.3% of the Company's total revenues, and operating income from investment management operations was $0.5 million or 18.4% of the Company's operating income. Net income from investment management operations in the fourth quarter 2001 represented approximately $0.05 per share on a diluted basis or 17.9% of the Company's diluted earnings per share for the quarter.

Lazard Freres & Co. LLC acted as adviser to the Company in connection with these transactions.

For over thirty years, Hoenig Group Inc. has provided high quality trade execution, independent research and premier client service to professional money managers and alternative investment funds throughout the world. Hoenig Group Inc. operates through its brokerage subsidiaries in the United States, United Kingdom and Hong Kong. Hoenig Group's U.S. asset management subsidiary, Axe-Houghton Associates, Inc., the remainder of which is in the process of being sold, provides investment management services to public and corporate employee benefit plans, investment partnerships and other institutional investors. Additional information about Hoenig Group is available at www.hoeniggroup.com.

This press release contains forward-looking statements that relate to future plans, events and performance. These forward-looking statements involve risks and uncertainties, including the risk that conditions to the closing of the transactions described herein will not be satisfied and the sales will not be completed. These risks and uncertainties are in addition to those set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward-looking statements reflect the Company's current views with respect to future events. Actual events and results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.


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